EXHIBIT 5

August 5, 2010

AK Steel Holding Corporation
9227 Centre Pointe Drive
West Chester, Ohio 45069

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

In my capacity as General Counsel of AK Steel Holding Corporation (the “Company”), I am furnishing this opinion in connection with the filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, on the date hereof, with respect to an aggregate of 3,000,000 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), underlying equity awards that may be granted from time to time under the Company’s Stock Incentive Plan, as amended and restated as of March 18, 2010 (the “Stock Plan”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement, the Company’s By-laws and Certificate of Incorporation, each as amended to date, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of other officers and representatives of the Company, and have made such inquiries of such other officers and representatives, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to this opinion that have not been independently established, I have relied upon certificates or comparable documents of other officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Stock Plan, will be validly issued, fully paid and nonassessable, and no personal liability will attach to the holders thereof under the laws of the State of Delaware.

The opinions expressed herein are limited to the corporate laws of the State of Delaware and the federal laws of the United States, and I express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction

The opinions expressed herein are rendered solely for your benefit in connection with the transactions described above.  I hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement.  Except as stated in the preceding sentence, the opinions expressed herein may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without my prior express written consent.

Very Truly Yours,

/s/	David C. Horn

David C. Horn
Executive Vice President, General
Counsel and Secretary